UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:            June 7, 1995
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



      Pennsylvania                0-275              23-1263194
(State or other jurisdiction   (Commission          (IRS Employer
    of incorporation)          File Number)       Identification No.)



150 Locust Street, P.O. Box 36, Macungie, Pennsylvania  18062-0036
 (Address of principal executive offices)               (Zip Code)


                            610-966-2200
          (Registrants telephone number, including area code)

Item 1-4  Not Applicable

Item 5    Other Events

          The Allen Organ Company (NASDAQ - AORGB) today announced that it has agreed in principle to purchase the assets of VIR, Inc. and two related companies in exchange for cash, notes and Allen
          Organ stock totaling approximately $6,000,000.
          Additionally, the company has agreed in principal to purchase inventory from the seller at a price yet to be negotiated. The company expects to complete this transaction by the end of June.

          Allen Organ is the worlds largest manufacturer of digital electronic church organs which are sold to the institutional and home markets. Allen Organ Company also produces contract electronic assemblies for commercial applications. The company's 1994 annual sales were $28,842,789.

          VIR, Inc., Southampton, PA, is a fifteen-year-old company which designs, develops and manufactures proprietary products for the data communications industry, primarily main frame computer applications. The company's products are considered the most technologically advanced in the industry. The company's 1994 annual sales were $3,829,724.

          Eastern Research Inc., Moorestown, NJ, began its operations in January 1993. The company designs, manufactures and markets data communications hardware and software for local and wide area network applications. The company's 1994 annual sales were $1,440,728.

          Linear Switch Corporation, Moorestown, NJ, was founded in 1993. The company has developed a small, high speed data communications matrix switch capable of operating in a local or wide area network environment. Product manufacture and marketing have begun in 1995.

          Allen Organ Company believes that its state of the art manufacturing and capital structure will prove to be a compliment to these diverse high technology companies.

Item 6-8  Not Applicable

                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ALLEN ORGAN COMPANY


Date:    June 7, 1995              STEVEN MARKOWITZ
                                   Steven Markowitz, President